EXHIBIT *(10.21)




                                   IGI, INC.,

                                   IGEN, INC.,

                              IMMUNOGENETICS, INC.

                                BLOOD CELLS, INC.


                                       AND


                            FLEET CAPITAL CORPORATION













                           LOAN AND SECURITY AGREEMENT


                             Dated: October 29, 1999

                                TABLE OF CONTENTS


                                                                           Page

SECTION 1.  CREDIT  FACILITY                                                 1

      1.1   Revolving Credit Loans                                           1

      1.2   Term Loan                                                        1

      1.3   Capital Expenditure Loans                                        2

      1.4   Notes                                                            2

SECTION 2.  INTEREST, FEES AND CHARGES                                       3

      2.1   Interest                                                         3

      2.2   Computation of Interest and Fees                                 7

      2.3   Commitment Fee                                                   7

      2.4   Unused Line Fee                                                  7

      2.5   Collateral Management Fee                                        7

      2.6   Audit Fees                                                       8

      2.7   Reimbursement of Expenses                                        8

      2.8   Bank Charges                                                     8

      2.9   Indemnity re: LIBOR                                              8


SECTION 3.  LOAN ADMINISTRATION                                              9

      3.1   Manner of Borrowing Revolving Credit Loans and Capital
            Expenditure Loans                                                9

      3.2   Payments                                                        10

      3.3   Mandatory and Permissive Prepayments                            11

      3.4   Application of Payments and Collections                         11

      3.5   All Loans to Constitute One Obligation                          12

      3.6   Loan Account                                                    12

      3.7   Statements of Account                                           12

      3.8   Agent for Borrowers- Each Borrower hereby appoints IGI as its agent on behalf of each Borrower to make requests for loans and to make such interest rate elections which by the terms of this Agreement may be requested or elected by Borrowers, and any such request or election made by IGI shall constitute an effective request or election hereunder notwithstanding any reference generally to the "Borrowers" or any of them. Lender is authorized to rely on any such request or election so made by IGI, and any such request or election so made will be deemed to have been made by all Borrowers.

SECTION 4.TERM AND TERMINATION                                              12

      4.1   Term of Agreement                                               12

      4.2   Termination                                                     12


SECTION 5.  SECURITY INTERESTS                                              13

      5.1   Security Interest in Collateral                                 13

      5.2   Lien Perfection; Further Assurances                             14

      5.3   Real Property                                                   15

SECTION 6.  COLLATERAL ADMINISTRATION                                       15

      6.1   General                                                         15

      6.2   Administration of Accounts                                      16


      6.3   Administration of Inventory                                     18

      6.4   Administration of Equipment                                     18

      6.5   Payment of Charges                                              19

SECTION 7.  REPRESENTATIONS AND WARRANTIES                                  19

      7.1   General Representations and Warranties                          19

            7.1.26 Year 2000 Compliance                                     24

      7.2   Continuous Nature of Representations and Warranties             25

      7.3   Survival of Representations and Warranties                      25

SECTION 8.  COVENANTS  AND  CONTINUING  AGREEMENTS                          25

      8.1   Affirmative Covenants                                           25

            8.1.5 Year 2000 Compliance                                      27

      8.2   Negative Covenants                                              27

      8.3   Specific Financial Covenants                                    30

SECTION 9.  CONDITIONS  PRECEDENT                                           30

      9.1   Documentation                                                   30

      9.2   No Default                                                      31

      9.3   Other Loan Documents                                            31

      9.4   Availability                                                    32

      9.5   No Litigation                                                   32

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT               32

      10.1  Events of Default                                               32

      10.2  Acceleration of the Obligations                                 34

      10.3  Other Remedies                                                  34

      10.4  Remedies Cumulative; No Waiver                                  35


SECTION 11. MISCELLANEOUS                                                   36

      11.1  Power of Attorney                                               36

      11.2  Indemnity                                                       37

      11.3  Modification of Agreement; Sale of Interest                     37

      11.4  Severability                                                    37

      11.5  Successors and Assigns                                          38

      11.6  Cumulative Effect; Conflict of Terms                            38

      11.7  Execution in Counterparts                                       38

      11.8  Notice                                                          38

      11.9  Lender's Consent                                                39

      11.10  Credit Inquiries                                               39

      11.11  Time of Essence                                                39

      11.12  Entire Agreement                                               39

      11.13  Interpretation                                                 39

      11.15  GOVERNING LAW; CONSENT TO FORUM                                40

      11.16  WAIVERS BY BORROWERS                                           41

                           LOAN AND SECURITY AGREEMENT



     THIS LOAN AND SECURITY AGREEMENT is made this 29th day of October, 1999, by and between FLEET CAPITAL CORPORATION ("Lender"), a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, CT 06033 and IGI, INC. ("IGI"), a Delaware corporation; IGEN, INC., ("IGEN"), a Delaware corporation, IMMUNOGENETICS, INC., ("ImmunoGenetics"), a Delaware corporation, and BLOOD CELLS, INC. ("Blood Cells"), a Delaware corporation, (IGI, IGEN, ImmunoGenetics, and Blood Cells, each a "Borrower and collectively, "Borrowers"), each with its chief executive office at Wheat Road and Lincoln Avenue, Buena, NJ 08310.


     Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP, consistently applied.


SECTION 1.  CREDIT  FACILITY


     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a Total Credit Facility of up to $22,000,000 available upon Borrowers' request therefor, as follows:


     1.1 Revolving Credit Loans.


         1.1.1 Loans and Reserves. Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time, as requested by Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time which Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Credit Note. If the unpaid balance of the Revolving Credit Loans should exceed at any time the Borrowing Base or any other limitation set forth in this Agreement, such excess Revolving Credit Loans shall nevertheless constitute Obligations that are due and payable on demand, secured by the Collateral (except the Georgia Real Estate) and entitled to all benefits thereof. Lender shall have the right to establish reserves from time to time, in its discretion, in such amounts and with respect to such matters, as Lender deems necessary or appropriate.


         1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely
(i) for Borrowers' working capital needs, in a manner consistent with the provisions of this Agreement and all applicable laws, and (ii) to repay in full Borrowers' existing borrowed institutional indebtedness.


     1.2 Term Loan.

         1.2.1 Term Loan A. Lender agrees to make (Term Loan A to Borrowers on the Closing Date in the principal amount of $6,650,000, which shall be secured by all of the Collateral (except the Georgia Real Estate) and shall be payable in equal quarterly installments of $233,333.33 each commencing on the first day of the tenth month following the month in which Closing occurs and continuing on the first day of each quarter thereafter, with a final payment of the entire balance of Term Loan A due on the earlier of (i) the last day of the Original Term or (ii) termination of this

Agreement in accordance with Section 4. Term Loan A shall be repaid in accordance with the provisions of the Term Loan A Note.


         1.2.2 Term Loan B. Lender agrees to make Term Loan B to Borrowers on the Closing Date in the principal amount of $350,000, which shall be secured by all of the Collateral (including without limitation the Georgia Real Estate) and shall be payable in one installment of the full principal amount on the earlier of (i) the last day of the Original Term or (ii) termination of this Agreement in accordance with Section 4. Term Loan B shall be repaid in accordance with the provisions of the Term Loan B Note.


         1.2.3 Use of Proceeds. The proceeds of the Term Loan shall be used solely to repay in full Borrowers' existing borrowed institutional indebtedness.


     1.3 Capital Expenditure Loans.


         1.3.1 Lender agrees to make Capital Expenditure Loans to Borrowers from time to time, so long as no Default or Event of Default exists, as requested by Borrowers in the manner set forth in subsection 3.1.1 provided however that the Capital Expenditure Loans shall not exceed $3,000,000 in the aggregate. To the extent payments are made from time to time on the Capital Expenditure Loans, they may not be reborrowed. Each Capital Expenditure Loan shall be in the minimum amount of One Hundred Thousand Dollars ($100,000) and no Capital Expenditure Loan shall exceed ninety percent (90%) of the invoice price of new equipment (exclusive of taxes, license, transportation and installation expenses) acquired by Borrowers with such Capital Expenditure Loan for use in Borrowers' existing manufacturing facilities. The Capital Expenditure Loans shall be repaid in accordance with the provisions of the Capital Expenditure Loan Note. Each Capital Expenditure Loan shall be secured by all of the Collateral, and shall be payable in equal quarterly installments, each of which shall be one-twentieth (1/20) of the initial principal balance of the particular Capital Expenditure Loan, with the first payment for each Capital Expenditure Loan commencing on the first day of the first full fiscal quarter beginning after the date the respective Capital Expenditure Loan is made and continuing on the first day of each fiscal quarter thereafter, with a final payment of the entire balance of each Capital Expenditure Loan due on the earlier of (i) the last day of the Original Term or (ii) termination of this Agreement in accordance with Section 4.


         1.3.2 Use of Proceeds The Capital Expenditure Loans shall be used solely to finance Capital Expenditures permitted to be made under this Agreement.


     1.4 Notes. Borrowers shall execute Notes on the Closing Date to evidence their obligation to repay the respective Loans.

SECTION 2.  INTEREST, FEES AND CHARGES


     2.1 Interest.


         2.1.1 Revolving Credit Interest:


               (a) Rate Options. At the time of each Revolving Credit Loan under the Revolving Credit Facility, and thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement, and provided no Default or Event of Default has occurred and is continuing, to designate to Lender in writing that all or a portion of the Revolving Credit Loans shall bear interest at either the (i) Revolving Credit LIBOR Rate or (ii) Revolving Credit Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrowers or otherwise governing under the terms of this Agreement. If for any reason the Revolving Credit LIBOR Rate option is unavailable, the Revolving Credit Base Rate shall apply. The rate of interest on Revolving Credit Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate effective as of the opening of business on the day that any such change in the Base Rate occurs.


                    (i) Revolving Credit LIBOR Rate Option:


                                    (A)   Requests.  Provided no Default or
Event of Default has occurred and is continuing, and subject to the provisions of this Section 2.1.1 (a)(i), if Borrowers desire to have the Revolving Credit LIBOR Rate apply to all or a portion of the Revolving Credit Loans, Borrowers shall give Lender a written irrevocable request no later than 11:00 A.M. Eastern time on the second (2nd) Business Day prior to the requested borrowing date specifying (i) the date the Revolving Credit LIBOR Rate shall apply (which shall be a Business Day), (ii) the LIBOR Interest Period, and (iii) the amount to be subject to the Revolving Credit LIBOR Rate provided that such amount shall be in the minimum amount of $500,000. In no event may Borrowers have outstanding at any time more than six (6) LIBOR Rate Loans. If an Event of Default is outstanding, Lender shall have the right, in its sole discretion, to convert any or all of the Revolving Credit LIBOR Rate Loans then currently outstanding to Revolving Credit Base Rate Loans, and Borrowers shall be required to reimburse Lender for any applicable losses or expenses under Section 2.9 in connection with any such conversion.


                                    (B) LIBOR Interest Periods.

Revolving Credit LIBOR Rate Loans shall be selected by Borrowers for a LIBOR Interest Period during which the Revolving Credit LIBOR Rate is applicable; provided, however, that if the LIBOR Interest Period would otherwise end on a day which shall not be a London Business Day, such LIBOR Interest Period shall end on the next preceding London Business Day to which such Revolving Credit LIBOR Rate Loan relates. All accrued and unpaid interest on a Revolving Credit LIBOR Rate Loan shall be paid monthly in accordance with Section 3.2.2. No LIBOR Interest Period with respect to the Revolving Credit may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request to convert all or a portion of the Revolving Credit Loans to a Revolving Credit LIBOR Rate Loan, Borrowers may extend a Revolving Credit LIBOR Rate Loan as of the last day of the LIBOR Interest Period to a new Revolving Credit LIBOR Rate Loan. If Borrowers fail to notify Lender of the LIBOR Interest Period for a subsequent Revolving Credit LIBOR Rate Loan at least two (2) Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding Revolving Credit LIBOR Rate Loan, then such outstanding Revolving Credit LIBOR

Rate Loan shall, at the end of the applicable LIBOR Interest Period accrue interest at the Revolving Credit Base Rate.


                                    (C)   Adjustments.  The Adjusted LIBOR
Rate may be automatically adjusted by Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), excluding the Reserve Percentage which has resulted in a payment pursuant to Section 2.10 below, that increase the cost to Lender of funding the Revolving Credit LIBOR Rate Loan. Lender shall give Borrowers notice of such a determination and adjustment prior to the effectiveness thereof, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                                    (D)   Unavailability.  If Borrowers shall
have requested the rate based on the Adjusted LIBOR Rate in accordance with this
Section 2.1.1(a)(i) and Lender shall have determined, in good faith, that Eurodollar deposits equal to the amount of the principal of the requested Revolving Credit LIBOR Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested Revolving Credit LIBOR Rate Loan during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Lender shall promptly give notice of such determination to Borrowers that the rate based on the Adjusted LIBOR Rate is not available. A determination, in good faith, by Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to convert to, or maintain a Revolving Credit LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Lender shall have notified Borrowers that such conditions shall have ceased to exist, and (ii) the portion of the Revolving Credit Loans subject to the request or requested conversion shall accrue interest at the Revolving Credit Base Rate.

                                    (E) Unlawful. If, as a result of any
changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for Lender to maintain Eurodollar deposits sufficient to fund any Revolving Credit LIBOR Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then Lender shall immediately notify Borrowers thereof and Lender's obligations hereunder to convert to, or maintain a Revolving Credit LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as Lender may again cause the rate based on the Adjusted LIBOR Rate to be applicable to such Revolving Credit LIBOR Rate Loan. Immediately upon such occurrence, the Revolving Credit Loans subject to the Revolving Credit LIBOR Rate shall accrue interest at the Revolving Credit Base Rate. Promptly after becoming aware that it is no longer unlawful for Lender to maintain such Eurodollar deposits, Lender shall notify Borrowers thereof and such suspension shall cease to exist.

          2.1.2 Term and Capital Expenditure Loans Interest:


                        (a)   Rate Options.  On the Closing Date and
thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement, and provided no Default or Event of Default has occurred and is continuing, to designate to Lender in writing that all, or a portion of the outstanding principal balance of the Term Loan and any outstanding Capital Expenditure Loan shall bear interest at either the (i) Term LIBOR Rate or (ii) Term Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrowers or otherwise governing under the terms of this Agreement. If for any reason the Term LIBOR Rate option is unavailable, the Term Base Rate shall apply. The rate of interest on Term Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the date that any such change in the Base Rate occurs.


                              (i)   Term LIBOR Rate Option:


                                    (A)   Requests.  Provided no Default or
Event of Default has occurred and is continuing, and subject to the provisions of this Section 2.1.2(a)(i) if Borrowers desire to have the Term LIBOR Rate apply to all or a portion of the Term Loan or Capital Expenditure Loan, Borrowers shall give Lender a written irrevocable request no later than 11:00 A.M. Eastern Time on the second (2nd) Business Day prior to the requested borrowing date specifying (i) the date the Term LIBOR Rate shall apply (which shall be a Business Day), (ii) the LIBOR Interest Period, and (iii) the amount of the Term Loan or Capital Expenditure Loan to be subject to the Term LIBOR Rate; provided that such amount shall be in the minimum amount of $500,000. In no event may Borrowers have outstanding at any time more than six (6) LIBOR Rate Loans. If an Event of Default is outstanding, Lender shall have the right, in its sole discretion, to convert any or all of the Term LIBOR Rate Loans then currently outstanding to Term Base Rate Loans, and Borrowers shall be required to reimburse Lender for any applicable losses or expenses under Section 2.9 in connection with any such conversion.


                                    (B) LIBOR Interest Periods. Term LIBOR
Rate Loans or Capital Expenditure Loans shall be selected for a LIBOR Interest Period during which the Term LIBOR Rate is applicable; provided, however, that if the LIBOR Interest Period would otherwise end on a day which shall not be a London Business Day, such LIBOR Interest Period shall end on the next preceding London Business Day to which such Term LIBOR Rate Loans relates. All accrued and unpaid interest on a Term LIBOR Rate Loan shall be paid monthly in accordance with Section 3.2.2. No LIBOR Interest Period with respect to the Term Loan or Capital Expenditure Loan may end after the applicable maturity due date for the Term Loan or Capital Expenditure Loan. Subject to all of the terms and conditions applicable to a request to convert all or a portion of the Term Loan or Capital Expenditure Loans to a Term LIBOR Rate Loan, Borrowers may extend a Term LIBOR Rate Loan as of the last day of the LIBOR Interest Period to a new Term LIBOR Rate Loan. If Borrowers fail to notify Lender of the LIBOR Interest Period for a subsequent Term LIBOR Rate Loan at least two (2) Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding Term LIBOR Rate Loan, then such outstanding Term LIBOR Rate Loan shall, at the end of the applicable LIBOR Interest Period accrue interest at the Term Base Rate.

                                    (C)   Adjustments.  The Adjusted LIBOR Rate
may be automatically adjusted by Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), that increase the cost to Lender of funding the Term Loan. Lender shall give Borrowers notice of such a determination and adjustment prior to the effectiveness thereof, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                                    (D)   Unavailability.  If Borrowers shall
have requested the rate based on the Adjusted LIBOR Rate in accordance with
Section 2.1.2(a)(i) and Lender shall have determined, in good faith, that Eurodollar deposits equal to the amount of the principal of the requested Term LIBOR Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested Term LIBOR Rate Loan during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Lender shall promptly give notice of such determination to Borrowers that the rate based on the Adjusted LIBOR Rate is not available. A determination, in good faith, by Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to convert to, or maintain a Term LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Lender shall have notified Borrowers that such conditions shall have ceased to exist, and (ii) the portion of the Term Loan subject to the request or requested conversion shall accrue interest at the Term Base Rate.

                                    (E) Unlawful. If, as a result of any
changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for Lender to maintain Eurodollar deposits sufficient to fund any Term LIBOR Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then Lender shall immediately notify Borrowers thereof and Lender's obligations hereunder to convert to, or maintain a Term LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as Lender may again cause the rate based on the Adjusted LIBOR Rate to be applicable to such Term LIBOR Rate Loan. Immediately upon such occurrence, the portion of the Term Loan subject to the Term LIBOR Rate shall continue to accrue interest at the Term Base Rate. Promptly after becoming aware that it is no longer unlawful for Lender to maintain such Eurodollar deposits, Lender shall notify Borrowers thereof and such suspension shall cease to exist.


            2.1.3 Minimum Loan. During the Original Term and any Renewal Terms, the minimum outstanding Loans ("Minimum Loan") shall at all times be $5,000,000. Borrowers shall at all times be required to pay interest on the greater of the Minimum Loan or the actual outstanding principal balance of the Loans from month to month.


            2.1.4 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to the interest rate otherwise applicable thereto plus 200 basis points (the "Default Rate").

            2.1.5 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, the rate hereunder shall automatically be reduced to the maximum rate permitted by applicable law, and Lender shall, in its discretion, to the extent permitted by applicable law, apply such excess to the principal balance of the Loans or refund such excess to Borrowers, and such provisions shall be deemed amended to conform thereto.


      2.2 Computation of Interest and Fees. Interest and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) two (2) Business Days after receipt by Lender of fully collected funds from the Dominion Account.


      2.3 Commitment Fee. Borrowers shall pay to Lender on the Closing Date a facility fee of $220,000, (less the $50,000 portion thereof previously paid) which is deemed fully earned and nonrefundable on the Closing Date.


      2.4 Unused Line Fee. Borrowers shall pay to Lender a fee ("Unused Line Fee") equal to 0.50% per annum of the average daily difference during any calendar month between (i) the Revolving Facility Limit and (ii) the average principal balance of all outstanding Revolving Credit Loans. The Unused Line Fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

      2.5 Collateral Management Fee Borrowers shall pay Lender an annual collateral management fee of $25,000, which fee shall be earned, nonrefundable and payable quarterly in advance, with the first payment due on the Closing Date, and continuing thereafter on the first day of each fiscal quarter.


      2.6 Audit Fees. Notwithstanding Section 2.5 above, Borrowers shall, if an Event of Default is outstanding, pay to Lender per person per diem reasonable audit fees in connection with Lender's audits of Borrowers' books and records and collateral, plus all reasonable out-of-pocket expenses incurred by Lender in connection with such audits.


      2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Lender incurs reasonable legal or accounting expenses or any other out-of-pocket costs or reasonable out-of-pocket expenses in connection with (i) the analysis, negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents (whether or not consummated); (ii) the administration or termination of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby or any consent or waiver requested of Lender concerning any provisions hereof or thereof; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrowers or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers' affairs; (iv) any attempt to enforce any rights of Lender against Borrowers or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, appraise, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral or enforce, protect or defend Lender's rights with respect thereto (including without limitation expenses incurred by Lender in conjunction with any workout restructuring, liquidation, bankruptcy, or reorganization); then all such reasonable legal and accounting expenses, other reasonable costs and out of pocket expenses (including, without limitation appraisal expenses) of Lender shall be charged to Borrowers. All amounts chargeable to Borrowers under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Lender and shall bear interest from the date such demand is made until paid in full at the highest rate applicable to Revolving Credit Loans from time to time. Borrowers shall also reimburse Lender for reasonable expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.


      2.8 Bank Charges. Borrowers shall pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to a Participating Lender), arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Lender, or any Participating Lender, of proceeds of Loans made by Lender to Borrowers pursuant to this Agreement and
(ii) the depositing for collection, by Lender, or any Participating Lender, of any check or item of payment received or delivered to Lender, or any Participating Lender, on account of the Obligations.

      2.9 Indemnity re: LIBOR. Borrowers hereby indemnify Lender and holds Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment or any Default by Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given by Borrowers, including (but not limited to) any interest payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder, and any other loss or expense incurred by Lender by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make, continue, convert into or maintain, a LIBOR Rate Loan except for prepayment of LIBOR Rate Loans resulting from Lender's determinations under Sections 2.1.1(a)(i)(D) or (E) or 2.1.2(a)(i)(D) or (E).


SECTION 3.  LOAN ADMINISTRATION

      3.1 Manner of Borrowing Revolving Credit Loans and Capital Expenditure Loans. Borrowings under the Credit Facility established pursuant to Section 1 hereof shall be as follows:


            3.1.1 Loan Requests. A request for a Revolving Credit Loan or a Capital Expenditure Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrowers may give Lender notice of the intention to borrow, in which notice Borrowers shall specify the amount of the proposed borrowing and the proposed borrowing date (which shall be a Business Day), no later than 1:00 P.M. Eastern time on the proposed borrowing date or, in the case of a request for a Revolving Credit LIBOR Rate Loan, or a Capital Expenditure Loan which will bear interest at the Term LIBOR Rate, no later than 11:00 A.M. Eastern time on the second (2nd) Business Day prior to the proposed borrowing date, which notice, in the case of requests for Capital Expenditure Loans, shall be accompanied by a copy of the invoice regarding the particular item(s) of equipment which will be purchased with the proceeds of the particular Capital

Expenditure Loan, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default,; and (ii) the becoming due of any amount required to be paid under this Agreement or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrowers, Lender may permit telephonic requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers. Borrowers shall specifically direct Lender in writing to accept or act upon telephonic or electronic communications from specific representatives of Borrowers ("Authorized Representative"). Lender shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Lender's honoring, in good faith, of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by an Authorized Representative of Borrowers and Lender shall have no duty to verify the origin of any such communication or the authority of the Authorized Representative sending it. All requests for loans or other instructions given to Lender by any Borrower shall be deemed to have been given by, and to be binding upon all Borrowers.

            3.1.2 Disbursement. Borrowers hereby irrevocably authorize Lender to disburse the proceeds of each Revolving Credit Loan or Capital Expenditure Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan or Capital Expenditure Loan requested under subsection 3.1.1(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Lender from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.


            3.1.3 Authorization. Borrowers hereby irrevocably authorize Lender, in Lender's sole discretion, to advance to Borrowers, and to charge to Borrowers' Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month, principal on the Loans when due and to pay all costs, fees and expenses at any time owed by Borrowers to Lender hereunder.


            3.1.4 Borrowing Base Certificates. Borrowers shall give Lender a Borrowing Base Certificate (accompanied by such supporting documents as may be satisfactory to Lender) on a daily basis, or on such less frequent basis as may be agreed to in writing by Lender.


      3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to Lender specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:


            3.2.1 Principal. Principal payable on account of the Revolving Credit Loans shall be payable by Borrowers to Lender immediately upon the earliest of (i) the receipt by Lender or any of the Borrowers of any proceeds of any of the Collateral to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance.


            3.2.2 Interest. Interest accrued on the Loans (irrespective of the rate option) shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof.


            3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers as and when provided in
Section 2 hereof, to Lender or to any other Person designated by Lender in writing.


            3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money shall be payable by Borrowers to Lender as and when provided in this Agreement, the Notes, the Other Agreements or the Security Documents, or on demand, whichever is later.

      3.3   Mandatory and Permissive Prepayments.

            3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except for any dispositions of Equipment in accordance with subsection 6.4.2 hereof, if any of the Borrowers sells any of the Equipment or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Lender, unless otherwise agreed by Lender in writing, as and when received by Borrowers and as a mandatory prepayment first of the Term Loan A, then to the Term Loan B and then to the Capital Expenditure Loan or (i) if the sale, loss, destruction or taking concerns the Georgia Real Estate, then as a mandatory prepayment of the Term Loan B, or (ii) if the acquisition of the particular item(s) of equipment were financed by a Capital Expenditure Loan, then as a mandatory prepayment of the particular Capital Expenditure Loan, a sum equal to the proceeds (including insurance payments) received by Borrowers from such sale, loss, destruction or condemnation. Any such prepayments shall be applied to the Term Loan A, Term Loan B, or any Capital Expenditure Loans, as the case may be, in the inverse order of maturity of unpaid installments (balloon installment first).


            3.3.2 Excess Cash Flow Recapture. Borrowers shall prepay the Term Loan (first against Term Loan A and then against Term Loan B) in an amount equal to 50% of Consolidated Group's Excess Cash Flow with respect to each fiscal year of Borrowers (commencing with the fiscal year ending December 31, 1999), during the term hereof, such prepayments to be made no later than the earlier of (i) April 15 of the immediately succeeding year or (ii) 5 Business Days after Lender's receipt of Borrowers' audited financial statements as required under
Section 8.1.3(i). Any such prepayment of Term Loan A shall be applied pro rata to the remaining unpaid installments of the Term Loan A. The total amount of any Excess Cash Flow payment hereunder in any year shall not exceed $500,000.


            3.3.3 LIBOR Rate Loans. No portion of the LIBOR Rate Loans may be prepaid during a LIBOR Interest Period unless Borrowers first satisfy in full their obligations under Section 2.9 arising from such prepayment.

      3.4 Application of Payments and Collections. Subject to subsection 2.2 of this Agreement, all items of payment received by Lender by 12:00 Noon Eastern time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 Noon Eastern time, on any Business Day shall be deemed received on the following Business Day.

Until payment in full of all Obligations and termination of this Agreement, Borrowers irrevocably waive (except as otherwise expressly provided for by this Agreement) the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrowers, and each Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, but in no event in contravention of the other express provisions of this Agreement, notwithstanding any entry by Lender upon any of its books and records. If, as the result of collections of Accounts as authorized by subsection 6.2.6 hereof, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Lender may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.


      3.5 All Loans to Constitute One Obligation. The Loans and all other Obligations, as well as all covenants and undertakings hereunder shall constitute one general joint and several obligation of Borrowers, and shall be secured by Lender's Lien upon all of the Collateral.


      3.6 Loan Account. Lender shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.


      3.7 Statements of Account. Lender will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrowers unless Lender is notified by Borrowers in writing to the contrary within 30 Business Days of the date each accounting is mailed to Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.


      3.8 Agent for Borrowers - Each Borrower hereby appoints IGI as its agent on behalf of each Borrower to make requests for loans and to make such interest rate elections which by the terms of this Agreement may be requested or elected by Borrowers, and any such request or election made by IGI shall constitute an effective request or election hereunder notwithstanding any reference generally to the "Borrowers" or any of them. Lender is authorized to rely on any such request or election so made by IGI, and any such request or election so made will be deemed to have been made by all Borrowers.


SECTION 4.  TERM AND TERMINATION


      4.1 Term of Agreement. Subject to Lender's right to cease making Loans to Borrowers upon or after the occurrence, and during the continuance, of any Default or Event of Default, this Agreement shall be in effect for a period of 5 years from the date hereof, through and including October ___, 2004 (the "Original Term") and this Agreement shall automatically renew itself for one-year periods thereafter (the "Renewal Terms") unless terminated as provided in Section 4.2 hereof. Upon termination of this Agreement, Borrowers shall not request and Lender shall not make any Loans.


      4.2   Termination.

            4.2.1 Termination by Lender. Upon at least 90 days prior written notice to Borrowers, Lender may terminate this Agreement as of the last day of the Original Term or the then current Renewal Term and Lender may terminate this Agreement without notice upon or after the occurrence, and during the continuance, of an Event of Default.

            4.2.2 Termination by Borrowers. Upon at least 90 days prior written notice to Lender, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid all of the Obligations in immediately available funds. Any notice of termination given by Borrowers shall be irrevocable unless Lender otherwise agrees in writing, and Lender shall have no obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.


            4.2.3 Termination Charges. At the effective date of termination of this Agreement for any reason (other than a termination under Section 4.2.1), Borrowers shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to (a) the greater of (i) the Minimum Loan and (ii) the average aggregate loan balance during the preceding 12 months (or since the Closing if termination occurs in the first year after Closing) times (b)(i) 3.0% if termination occurs during the first twelve-month period of the Original Term; (ii) 2.0% if termination occurs during the second twelve month period of the Original Term; and (iii) 1.0% if termination occurs during the third twelve month period of the Original Term.


            4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any required notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full, in immediately available funds, together with the applicable liquidated damages charge under Section 4.2.3, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrowers or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.



SECTION 5.  SECURITY INTERESTS


      5.1   Security Interest in Collateral.

            5.1.1 Grant of Security Interest. To secure the prompt payment and performance to Lender of all of the Obligations of all of the Borrowers hereunder, each Borrower hereby grants to Lender a continuing first Lien upon all of such Borrower's Property, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:


              (i)   Accounts;


             (ii)   Inventory;


            (iii)   Equipment;


             (iv)   General Intangibles;


              (v)   Fixtures;


             (vi)   Deposit Accounts;


            (vii)   Investment Property;


           (viii)   Chattel Paper;


             (ix)   Instruments;


              (x)   Documents;


            (xi) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender;


            (xii) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of such Borrowers pertaining to any of (i) through
      (xi) above; and


            (xiii) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xii) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral.


            5.1.2 Georgia Real Estate. Notwithstanding anything to the contrary contained in this Agreement, the Georgia Real Estate shall only secure the prompt payment of the Term Loan B, and the performance of the obligations of the Borrowers connected therewith.

      5.2 Lien Perfection; Further Assurances. Borrowers shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents, including without limitation, original motor vehicle certificates of title and trademark, patent and/or copyright security documents, as may be necessary to perfect Lender's Lien upon any of the Collateral and shall take such other action as may be required by applicable law to perfect or to continue the perfection of Lender's Lien upon the Collateral. Borrowers hereby authorize Lender to execute and file any such financing statement on Borrowers' behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Lender's request, Borrowers shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements reasonably deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.


      5.3   Real Property.

            5.3.1 Lien on Realty. Mortgages securing prompt payment and performance of all of the Obligations of all of the Borrowers (or, in the case of the Georgia Real Estate, securing the prompt payment of the Term Loan B, and the performance of the obligations of the Borrowers connected therewith) shall be executed by each Borrower, as applicable, in favor of Lender and shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Property covered thereby. Borrowers shall deliver to Lender, at Borrowers' expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Lender, which policies shall be in form and substance satisfactory to Lender and shall insure a valid first Lien in favor of Lender on the Real Property covered thereby, subject only to those exceptions acceptable to Lender and its counsel. Borrowers shall deliver to Lender such other documents, endorsements, certificates, opinions and assurances, including, without limitation, current survey prints and flood plain certificates of the Real Property, as Lender and its counsel may request relating to the Real Property subject to the Mortgage.


SECTION 6.  COLLATERAL ADMINISTRATION

      6.1   General

            6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrowers at one or more of the business locations set forth in Schedule 6.1.1 hereto and shall not, without the prior written approval of Lender, be moved therefrom except, during the absence of an Event of Default, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4.2 hereof; and (iii) removals in connection with returns thereof to vendors in the ordinary course of Borrowers' business.

            6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to each Borrower's business, covering casualty, hazard, public liability, flood and such other risks in such amounts and with such insurance companies as i) have a Best's rating of at least "A", and ii) are otherwise reasonably satisfactory to Lender. Borrowers shall deliver copies of such policies to Lender with satisfactory lender's loss payable endorsements, naming Lender as lender loss payee, assignee, mortgagee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever, a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrowers or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy and shall provide that proceeds of any less or damage shall be payable to Lender. If Borrowers fail to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Borrowers agree to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

            6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, and Borrowers fail to immediately make such past due payment after Lender requests, Lender may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.


      6.2   Administration of Accounts.


            6.2.1 Records, Schedules and Assignments of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. On or before the thirtieth day of each month from and after the date hereof, Borrowers shall deliver to Lender, in form acceptable to Lender, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Lender's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $50,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Lender, Borrowers shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. During the continuance of an Event of Default, Borrowers shall, if requested by Lender, execute and deliver to Lender formal written assignments of all of its Accounts from time to time, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

            6.2.2 Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $50,000 are in dispute between any Borrower and any Account Debtor, Borrowers shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon an Event of Default, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor or obligor on any General Intangible and to compromise the amount or extend the time for payment of any Accounts or General Intangibles upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including reasonable attorneys' fees, to Borrowers.


            6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, and such tax is not being actively contested in good faith and by appropriate proceedings by Borrowers and Borrowers maintains reasonable reserves on its books in accordance with GAAP, Lender is authorized (without any obligation or duty on Lender's part), in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, provided, however that Lender shall not be liable for any taxes to any governmental taxing authority that may be due by Borrowers.


            6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender or any of the Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.


            6.2.5 Maintenance of Dominion Account. Borrowers shall maintain a lockbox and Dominion Account, acceptable to Lender with such banks as may be selected by Borrowers and be acceptable to Lender. Borrowers shall issue to any such banks an irrevocable letter of instruction directing such banks to transfer all funds received in the lockbox or Dominion Account to Lender for application on account of the Obligations. All payments from Account Debtors shall be paid directly into such lockbox. All funds deposited in the lockbox or Dominion Account shall immediately become the property of Lender and Borrowers shall obtain the agreement by such banks in favor of Lender to waive any offset rights against the funds so deposited. Lender assumes no responsibility for such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

            6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrowers shall endeavor in the first instance to make collection of its Accounts. All remittances received by Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held as Lender's property by Borrowers as trustee of an express trust for Lender's benefit and Borrowers shall immediately deposit same in kind in the Dominion Account. Lender retains the right, at all times after an Event of Default, to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees to Borrowers. Lender has no duty to protect, insure, collect or realize upon the Accounts or preserve rights therein.

      6.3   Administration of Inventory.

            6.3.1 Records and Reports of Inventory. Borrowers shall keep accurate and complete records of its Inventory. Borrowers shall furnish to Lender Inventory reports in form and detail satisfactory to Lender at such times as Lender may request, but at least once each month, not later than the thirtieth (30th) day after the end of each month. Borrowers shall conduct a physical inventory at least once a year and shall provide to Lender a report based on each such physical inventory not later than the twentieth day of the following month, together with such supporting information as Lender shall request.


            6.3.2 Returns of Inventory. If at any time or times hereafter, any Account Debtor returns any Inventory to any Borrower in an amount in excess of $50,000, Borrowers shall immediately notify Lender of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

      6.4   Administration of Equipment.

            6.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made in accordance with subsection
6.4.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Immediately on request therefor by Lender, Borrowers shall deliver to Lender any and all evidence of ownership of the Equipment.

            6.4.2 Dispositions of Equipment. Borrowers will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to dispositions of Equipment in the ordinary course of Borrowers' business (including dispositions of Equipment that is no longer useful in Borrowers' business) or which, in the aggregate during any consecutive twelve-month period, have a fair market value or book value, whichever is less, of $50,000 or less; provided that all such proceeds (cash and non-cash) thereof are in any event remitted to Lender for application in accordance with Section 3.3.1; or replacements of Equipment that is worn, damaged or obsolete with Equipment of like function and value (as reasonably determined by Lender), provided that the replacement Equipment shall be acquired prior to or substantially concurrently with any disposition of the Equipment that is to be replaced and the replacement Equipment shall be free and clear of Liens other than Permitted Liens (that are not Purchase Money Liens, unless the Equipment being replaced was previously subject to a Purchase Money Lien) and Borrowers shall have given Lender at least 5 days prior written notice of such disposition.

      6.5 Payment of Charges. All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the highest rate applicable to Revolving Credit Loans from time to time.

SECTION 7.  REPRESENTATIONS AND WARRANTIES


      7.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Lender that:

            7.1.1. Organization and Qualification. Each Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Schedule 7.1.1 hereto and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, except such states and jurisdictions in which the failure of such Borrowers or any of its Subsidiaries to be so qualified would not be reasonably likely to have a Material Adverse Effect on the financial condition, business or Properties of such Borrowers or any of its Subsidiaries.


            7.1.2 Power and Authority. Each Borrower has full power and authority to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action on the part of the Borrowers and do not and will not (i) require any consent or approval (that has not been obtained) of the Shareholders of any Borrower; (ii) contravene any Borrower's Charter, Articles of Incorporation or by-laws; (iii) violate, or cause any Borrower to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which any Borrower or any of its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower, except pursuant to this Agreement.


            7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrowers enforceable against it in accordance with its respective terms.

            7.1.4 Capital Structure. Schedule 7.1.4 hereto states (i) the correct name of each of the domestic and foreign Subsidiaries of each Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the applicable Borrower, (ii) the name of each Borrower's corporate or joint venture Affiliates and the nature of the affiliation and the name and jurisdiction of organization of any entities acting as representatives of any of the Borrowers in any foreign country and the nature of the relationship, and
(iii) the number, nature and holder of all authorized, issued and outstanding securities and treasury shares of each Borrower and each of its Subsidiaries (publicly held shares may be listed generally). No Borrower has any Subsidiaries other than those listed on Schedule 7.1.4. Except as disclosed on
Schedule 7.1.4, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, capital stock of any Borrower or any of its Subsidiaries.


            7.1.5 Corporate Names. No Borrower has been known as or used any corporate, fictitious or trade names except those listed on Schedule 7.1.5 hereto. Except as set forth on Schedule 7.1.5, no Borrower has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.


            7.1.6 Business Locations; Agent for Process. Each Borrower's chief executive office and other places of business are as listed on Schedule 6.1.1 hereto. During the preceding one-year period, no Borrower has had an office, place of business or agent for service of process other than as listed on
Schedule 6.1.1. Except as shown on Schedule 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.


            7.1.7 Title to Properties; Priority of Liens. Each Borrower has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its Real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien against any Properties of any Borrower that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first priority Liens, subject only to Permitted Liens.


            7.1.8 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by any Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

                        (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;


                        (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by any Borrower in the ordinary course of its business and in substantial compliance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;


                        (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;


                        (iv) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission of any Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;


                        (v) No Borrower has made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts which are granted by a Borrowers in the ordinary course of its business for prompt payment or sales incentives and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender pursuant to subsection 6.2.1 hereof;


                        (vi) To the best of each Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;


                        (vii) To the best of each Borrower's knowledge, the Account Debtor had the capacity to contract at the time any contract or other document giving rise to the Account was executed; and


                        (viii) To the best of each Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.



            7.1.9 Equipment. The Equipment is in satisfactory operating condition and repair, in light of its intended use, and all necessary replacements of and repairs thereto shall be made so that such condition shall be maintained and preserved, reasonable wear and tear excepted. No Borrower will permit any material item of the Equipment to become affixed to any real Property leased to any Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and no Borrower will permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first priority Liens in favor of Lender.

            7.1.10 Financial Statements; Fiscal Year. The consolidated balance sheets of Borrowers and such other Persons described therein as of August 31, 1999 and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, present fairly the financial positions of Borrowers and such other Persons at such dates and the results of Borrowers' operations for such period. Since June 30, 1999, there has been no material change in the condition, financial or otherwise, of Borrowers and no change in the aggregate value of Equipment and real Property owned by Borrowers, except changes in the ordinary course of business and the transactions contemplated hereby, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrowers and each of their Subsidiaries ends on December 31st of each year.


            7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of any Borrower to Lender upon which Lender reasonably and materially relied, contain any untrue statement of a material fact or, (when taken as a whole with all other information submitted by Borrowers or made available to, and reviewed by Lender), omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrowers have failed to disclose to Lender in writing which materially affects adversely or, to Borrowers' knowledge, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of any Borrower or any of its Subsidiaries or the ability of any Borrower to perform this Agreement or the other Loan Documents other than matters of a general economic or political nature.


            7.1.12 Solvent Financial Condition. Each Borrower and each of its Subsidiaries is now and, after giving effect to the Loans to be made hereunder, at all times will be, Solvent.


            7.1.13 Surety Obligations. Except as set forth on Schedule 7.1.13 hereto, neither any Borrower nor any of its Subsidiaries is not obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into or any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.


            7.1.14 Taxes. Each Borrower's federal tax identification number is shown on Schedule 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports each is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrowers maintain reasonable reserves on their books therefor in accordance with GAAP. The provision for taxes on the books of Borrowers and their Subsidiaries is adequate for all years not closed by applicable statutes, and for its current fiscal year.

            7.1.15 Brokers. There are no claims against any Borrower or any of its Subsidiaries for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement, except for those owed by Borrowers to Berwind Financial, L.P. in the amount of $659,684.00. Borrowers have made no commitment or contractual undertaking on Lender's behalf concerning any brokerage commission, finder's fee or investment banking fee to any Person and has no knowledge of any basis for any claim against or liability of Lender for any such obligation.

            7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower owns or possess all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Schedule 7.1.16 hereto.


            7.1.17 Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.


            7.1.18. Compliance with Laws. Except as set forth on Schedule 7.1.18 hereto, each Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to any Borrower or any of its Subsidiaries, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, in each case except where such noncompliance would not have a material and adverse effect on any Borrower's or any of its Subsidiaries' business, Property, financial condition or prospects. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to ensure that it remains in compliance with all federal, state and local laws, regulations and rules applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.


            7.1.19 Restrictions. Neither any Borrower nor any of its Subsidiary is a party or subject to any contract, agreement, or charter or other corporate or partnership restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither any Borrower nor any of its Subsidiary is not a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on
Schedule 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower.


            7.1.20 Litigation. Except as set forth on Schedule 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of its Subsidiaries or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.


            7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default, in the payment of any Indebtedness to any Person for Money Borrowed.


            7.1.22 Leases. Schedule 7.1.22(a) hereto is a complete listing of all capitalized leases of Borrowers and Schedule 7.1.22(b) hereto is a complete listing of each operating lease of

Borrowers. Borrowers are in full compliance in all material respects with all of the terms of each of its respective capitalized and operating leases.


            7.1.23 Pension Plans. Except as disclosed on Schedule 7.1.23 hereto, neither any Borrower nor any of its Subsidiaries has a Plan. Each Borrower and its Subsidiaries are in full compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of any Borrower or any of its Subsidiaries exists in connection with any Plan. Neither any Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.


            7.1.24 Trade Relations. There exists no actual or to the knowledge of Borrowers, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of any Borrower or any of its Subsidiaries or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely any Borrower or any of its Subsidiaries or prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

            7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, no Borrower is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

            7.1.26 Year 2000 Compliance. Each Borrower and each of its Subsidiaries have the reviewed the areas within their respective business and operations which could be adversely affected by, and have developed and are implementing and will complete installation, implementation and testing by October 31, 1999 of a program to address on a timely basis, the risk that certain computer applications used by each Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem is not reasonably expected to result in any Material Adverse Effect.

            7.1.27 Business and Assets of Subsidiaries. No Subsidiaries of any Borrower (except for Subsidiaries which are Borrowers) possesses any assets or property of any kind (including any Accounts) or conducts any business (including billing accounts or receiving any cash or other payments from any Account Debtor with respect to any Accounts). None of the entities listed on
Schedule 7.1.4 as representations of Borrowers in foreign countries possess any assets or any property or conduct any business of any kind.

            7.1.28 Leased Locations. All of the leased or rented locations of the Borrowers, including all locations where Borrowers rent space for the storage of Inventory, are used only for the storage and distribution of Inventory, and none of any such locations contain any significant Fixtures (as defined in the Code).

      7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall, in all material respects, remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either materially inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted or not prohibited by this Agreement.

      7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.  COVENANTS  AND  CONTINUING  AGREEMENTS

      8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, each Borrower covenants that, it shall:

            8.1.1 Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but (if no Event of Default is outstanding) only during normal business hours, to visit and inspect the Properties of each Borrower and its Subsidiaries, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower's business and the business of its Subsidiaries, assets, liabilities, financial condition, business prospects and results of operations.

            8.1.2 Notices. Promptly notify Lender in writing of the occurrence of any Default or Event of Default or of any other event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect. Such notice, in each case, shall specify the nature of the occurrence or existence, and what action Borrowers are taking (or proposes to take) with respect thereto.

            8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep adequate records and books of account with respect to its business activities in which proper entries are made reflecting all its financial transactions in accordance with GAAP; and cause to be prepared and furnished to Lender the following (all to be prepared on a consistent basis for Borrowers (without including or giving effect to any Subsidiary which is not a Borrower)):


                  (i) not later than 90 days after the close of each fiscal year of Borrowers, unqualified audited consolidated financial statements (for all purposes in this Agreement, "financial statements" shall mean the balance sheet, income statement and statement of cash flows of Borrowers) of Borrowers and their Subsidiaries as of the end of such year, certified by a firm of independent certified public accountants of recognized standing selected by Borrowers but acceptable to Lender to have been prepared in accordance with GAAP;


                  (ii) not later than 30 days after the end of each month, unaudited interim consolidated financial statements of Borrowers as of the end of such month and of the portion of Borrowers' fiscal year then elapsed, each certified by the principal financial officer of Borrowers as prepared on a basis consistent with Borrowers' past practices for preparing financial statements and fairly presenting the financial position and results of operations of Borrowers for such month subject only to year-end adjustments, and except that all such statements need not contain notes;

                  (iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has sent to all of its shareholders and copies of any regular, periodic and special reports or registration statements which any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;


                  (v) promptly after the filing thereof, copies of any annual report to be filed under ERISA in connection with each Plan; and


                  (vi) not later than 30 days after the end of each month, accounts receivable aging schedule, accounts payable aging schedule, and detailed inventory report;

                  (vi) such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrowers' and their Subsidiaries financial condition or results of operations.


            Borrowers shall forward to Lender a copy of the accountants' letter to Borrowers' management that is prepared in connection with such financial statements described in clause (i) of this subsection 8.1.3 promptly upon Borrowers' receipt thereof, but in no case later than April 30th of each year. Concurrently with the delivery of the financial statements described in clauses
(i) and (ii) of this subsection 8.1.3, or more frequently if requested by Lender, Borrowers shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit E hereto executed by the principal financial officer, the chief operating officer or the executive vice president general counsel of Borrowers.


            8.1.4 Landlord and Storage Agreements. Provide Lender with copies of all leases and other material written agreements between any Borrower, and any of its Subsidiaries, and any landlord or warehouseman which owns any premises at which any Inventory or Equipment may, from time to time, be kept, as well as waivers, in form and substance acceptable to Lender, from landlords and warehousemen for any locations where Collateral is located as Lender reasonably may require. It is understood that Lender may establish reserves under the Borrowing Base to cover some or all of the Inventory or Equipment located at any premises not owned by Borrowers for which a landlord's or warehousemen's waiver has not been provided. For such purpose, a landlord's or warehouseman's waiver shall be deemed to have been required at each location where Collateral will be located.


            8.1.5. Year 2000 Compliance. By October 31, 1999, take all action necessary to assure that at all times the computer-based systems utilized by each Borrower and its Subsidiaries are able to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999. At Lender's request, each Borrower shall provide to Lender assurance reasonably satisfactory to Lender that the computer-based systems utilized by each Borrower and its Subsidiaries are able to recognize and perform properly date sensitive functions involving dates prior to and after December 31, 1999.


            8.1.6 Projections. No later than 15 days prior to the end of each of Borrowers' fiscal years, deliver to Lender Projections of Borrowers for the forthcoming fiscal year, month by month, in form acceptable to Lender.

      8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, unless Lender otherwise agrees in writing, each Borrower covenants that it will not:


            8.2.1 Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor acquire nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person.


            8.2.2 Loans. Make, or permit any of its Subsidiaries to make, any loans or other advances of money to any Person. Notwithstanding the foregoing, IGI shall be permitted to engage in transactions involving the cashless exercise of stock options by any officers, directors and employees of any of the Borrowers within any stock option plans approved by a vote of the majority of the Board of Directors of any Borrower.


            8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:


               (i) Obligations owing to Lender;


               (ii) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than 60 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrowers shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrowers or such Subsidiary and its independent accountants;


               (iii) Obligations to pay Rentals permitted by subsection 8.2.11 and Capitalized Lease Obligations permitted under subsection 8.2.7;


                  (iv)  Permitted Purchase Money Indebtedness;


                  (v) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;


                  (vi) subordinated obligations pursuant to the terms of the Subordinated Debt Agreements;


                  (vii) the Glaxo Debt; and


               (viii) obligations for deferred salary compensation owing to Dr. Edward Hager, Chief Executive Officer of the Borrowers.


            8.2.4 Affiliate Transactions. Except as set forth in Schedule 8.2.4 hereto, enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower (except for any transactions solely amongst the Borrowers).

            8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of a Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:


                  (i)   Liens at any time granted in favor of Lender;


                  (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Lender's judgment such Lien does not adversely affect Lender's rights or the priority of Lender's Lien in the Collateral;


                  (iii) Liens arising in the ordinary course of Borrowers' business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time past due and such Liens do not, in the aggregate, materially detract from the value of the Property of any Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of Borrowers' business;


                  (iv) such existing Liens as appear on Schedule 8.2.5 hereto;


                  (v) Purchase Money Liens securing Permitted Purchase Money Indebtedness;


                  (vi) Liens granted to American Capital under the Subordinated Debt agreements subordinate to the Liens granted to Lender; and


                  (vii) such other Liens as Lender may hereafter approve in writing.


            8.2.6 Distributions. Declare or make or permit any Subsidiary of a Borrower to declare or make, any Distributions, except for Distributions to any Borrower by a Subsidiary of such Borrower.


            8.2.7 Capital Expenditures. Make non-financed Capital Expenditures (including, without limitation, incurrence of Capitalized Lease Obligations),which, in the aggregate, as to Borrowers, exceed (i) $150,000 during the period from the Closing Date through December 31, 1999, and (ii) $500,000 during any fiscal year of Borrowers, beginning with the fiscal year commencing January 1, 2000.


            8.2.8 Disposition of Assets. Sell, lease or otherwise dispose of, or permit any Subsidiary of Borrowers to sell, lease or otherwise dispose of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as there has been no acceleration of the Obligations; (ii) a transfer of Property to any Borrower by a Subsidiary of such Borrower or (iii) dispositions expressly authorized by this Agreement.


            8.2.9 Issuance of Stock. Issue or permit any of its Subsidiaries to issue, any additional interests in or shares of its capital stock, except for issuances to (i)(x) American Capital pursuant to the Subordinated Debt Documents of warrants to acquire interests in or shares of the capital stock of IGI, (y) holders of such warrants from time to time of the capital stock of IGI, issuable upon the exercise of such warrants; and (z) holders of securities under (and as defined in) the Subordinated Debt Documents; and (ii) to officers, directors, consultants and employees of any

Borrower or any of its Subsidiaries who are holders of options outstanding on the date of this Agreement and disclosed on Schedule 7.1.4, or of common stock upon the exercise of such options, pursuant to any plan, agreement or arrangement approved by a vote of a majority of the Board of Directors of any Borrower.


            8.2.10 Restricted Investment. Make or have, or permit any of its Subsidiaries to make or have any Restricted Investment. Notwithstanding the foregoing, IGI shall be permitted to retain its investments in Indovax Private Limited, an Indian private company limited by shares, and in IMX Corporation, a Utah corporation.

            8.2.11 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which a Borrower is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases (other than leases that are represented by Capitalized Lease Obligations) under which any Borrower is then lessee would exceed $250,000.00. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.


            8.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the other Borrowers and their Subsidiaries existing as of the date of this Agreement.


            8.2.13 Business and Assets of Subsidiaries. Permit any of its Subsidiaries which are not Borrowers to own or hold any Property (including Accounts) or conduct any business (including billing any Accounts or receiving payment with respect to any Accounts).


            8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrowers covenants that Borrowers shall on a consolidated basis (without consideration given to any Subsidiary which is not a Borrower) maintain the financial covenants set forth on Schedule 8.3 hereto.


SECTION 9.  CONDITIONS  PRECEDENT


            Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:


      9.1 Documentation. Lender shall have received, in form and substance satisfactory to Lender and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Lender and its counsel shall reasonably require in connection therewith from time to time, all in form and substance satisfactory to Lender and its counsel, including, without limitation, the following:


            (A) Copies of Borrowers' casualty insurance policies, together with loss payable endorsements on Lender's standard form of Lender Loss Payee naming Lender as lender loss payee and copies of Borrowers' liability insurance policies, together with endorsements naming Lender as additional insured;

            (B) All landlords' waivers on all leased locations, and warehousemen's waivers for other locations, at which Collateral is located as Lender may reasonably require;


            (C) Certified copies of (i) resolutions of each Borrower's Board of Directors authorizing the execution and delivery of this Agreement and the Loan Documents and the performance of all transactions contemplated hereby and thereby on behalf of such Borrower, (ii) each Borrower's by-laws and any amendments thereto and (iii) an incumbency certificate of each Borrower;

            (D) Good standing certificates for each Borrower and each of its Subsidiaries issued by the Secretary of State or other appropriate official of such Borrower's or its Subsidiary's jurisdiction of incorporation, and each jurisdiction where the conduct of such Borrower's or its Subsidiary's business activities or the ownership of its Properties necessitated qualification, and a certified copy of the Articles or Certificate of Incorporation for each Borrower and each of its Subsidiaries, and any amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;


            (E) A closing certificate signed by the chief executive officer or chief operating officer of Borrowers, dated as of the date hereof, stating that
(i) the representations and warranties set forth in Section 7 hereof are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and
(iii) on such date no Default or Event of Default has occurred or is continuing;


            (F) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;


            (G) The Other Agreements duly executed and delivered by Borrowers;


            (H) The favorable, written opinion of Borrowers' counsel, as to the transactions contemplated by this Agreement and any of the other Loan Documents and such other opinions as Lender may reasonably require;


            (I) Written instruction from Borrowers directing the application of proceeds of the initial Loans made pursuant to this Agreement, and an initial Borrowing Base Certificate from Borrowers;


            (J) Duly executed agreements establishing the lockbox and Dominion Account;


            (K) Payoff letters and lien releases from Borrowers' existing institutional lenders;


            (L) Receipt by Borrowers of at least $7,000,000 in subordinated loans pursuant to the Subordinated Debt Agreements;


            (M)   Receipt of copies of the Subordinated Debt Agreements;


            (N)   UCC, state and federal tax lien and judgment searches;


            (O)   Payment of all fees and expenses owing hereunder;

            (P) All conditions set forth in Lender's commitment letter of July 9, 1999 issued to Borrowers have been satisfied or fulfilled (unless waived or amended in writing by Lender in its sole discretion); and


            (Q) Such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.


      9.2   No Default.  No Default or Event of Default shall exist.


      9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.


      9.4 Availability. Lender shall have determined that immediately after Lender has made the initial Loans contemplated hereby, and paid all closing costs incurred in connection with the transactions contemplated hereby have been paid, Aggregate Adjusted Availability on the Closing Date shall not be less than $1,500,000.


      9.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents, or the consummation of the transactions contemplated hereby or thereby.



SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT


      10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":


            10.1.1 Payment of Obligations. Borrowers shall fail to pay any Obligations owing hereunder or under the Notes, or any other of the Obligations, on the due date thereof (whether due at stated installment due date, or maturity, on demand, upon acceleration, or otherwise).


            10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Lender by or on behalf of any Borrower or any Subsidiary of any Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.


            10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 6.2, 8.1.1, 8.1.2, 8.1.3, 8.2 (except 8.2.3(iii))or 8.3 hereof on the date that such Borrower is required to perform, keep or observe such covenant.


            10.1.4 Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Lender's satisfaction within 10 days after the sooner to occur of any Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of any Borrower.


            10.1.5 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or any Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.


            10.1.6 Other Defaults. There shall occur any default or event of default on the part of any Borrower or any of its Subsidiaries under any agreement, document or instrument to which any Borrower or any of its Subsidiaries is a party or by which such Borrower or any of its Subsidiaries or any of their Property is bound, creating or relating to any Indebtedness (other than the Obligations) which singly or in the aggregate with any such other Indebtedness is in excess of $50,000, if the holder of such Indebtedness would be entitled to accelerate such Indebtedness in consequence of such event of default or default;


            10.1.7 Uninsured Losses. Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance.


            10.1.8 Adverse Changes. There shall occur any material adverse change in the financial condition of any Borrower or its Subsidiaries, or business prospects of any Borrower or its Subsidiaries, after giving effect to the transactions contemplated hereby.


            10.1.9 Insolvency and Related Proceedings. Any Borrower or any of its Subsidiaries shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower or any of its Subsidiaries under the Bankruptcy Code (if against any Borrower or any of its Subsidiaries, the continuation of such proceeding for more than 60 days, provided that nothing herein contained shall compel Lender to make Revolving Credit Loans or prevent Lender from seeking protection or relief from the court in any such proceeding), or any Borrower shall make any offer of settlement, extension or composition to its unsecured creditors generally.


            10.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower or any of its Subsidiaries for a period which significantly affects such Borrower's or such Subsidiary's capacity to continue its business, on a profitable basis; or any Borrower or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Borrower or any of its Subsidiaries which is necessary to the continued or lawful operation of its business; or any Borrower's or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which such Borrower or any of its Subsidiaries leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination will have a material adverse effect on such Borrower's or any of its Subsidiaries' business, financial condition, Collateral or prospects; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired in any material respect through condemnation.


            10.1.11     Change of Control.      The occurrence of a Change of
Control.

            10.1.12 ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan of any Borrower or any of its Subsidiaries or for the appointment by the appropriate United States district court of a trustee for any Plan of any Borrower or any of its Subsidiaries, or if any Plan shall be terminated in a "distress termination" pursuant to Section 4041(c) or any such trustee shall be requested or appointed, or if any Borrowers is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any Borrower's or any of its Subsidiaries' complete or partial withdrawal from such Plan.


            10.1.13 Challenge to Agreement. Any Borrower or any of its Subsidiaries shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.


            10.1.14 Criminal Actions or Forfeiture. Any Borrower or any of its Subsidiaries shall be criminally indicted or convicted under any law or any judicial or administrative proceeding is commenced that could lead to a forfeiture of any material Property of any Borrower or any of its Subsidiaries to any Governmental Authority.


            10.1.15 Judgments. Any money judgments not covered by insurance which are in excess of $50,000 and are not stayed pending appeal or any writ of attachment or similar process is filed against any Borrower or any of its Subsidiaries or their Property.


      10.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence and during the continuation of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand, protest or further notice by Lender, become at once due and payable and Borrowers shall forthwith pay to Lender, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.


      10.3 Other Remedies. Upon and after the occurrence and during the continuance of an Event of Default, Lender shall have and may exercise from time to time the following rights and remedies (to the full extent permitted by applicable law):


            10.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

            10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrowers, Borrowers agree not to charge Lender for storage thereof).

            10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Borrowers agree that 7 days prior written notice to Borrowers of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrowers' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after Lender obtains cleared funds, first to the costs, expenses and attorneys' fees incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Lender therefor.


            10.3.4 Lender is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit.


            10.3.5 Lender may, at its option, reduce or modify the Borrowing Base, or any portion thereof or the advance rates or to take additional reserves in the Borrowing Base.

      10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrowers.

SECTION 11. MISCELLANEOUS


      11.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to such Borrower and in either such Borrower's or Lender's name, but at the cost and expense of Borrowers:


            11.1.1 At any time and from time to time as Lender or said agent, in its sole discretion, may determine, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender's control.

            11.1.2 At such time or times during the existence of an Event of Default as Lender or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of each Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such commercially reasonable terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower's stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender's determination, to fulfill Borrowers' obligations under this Agreement.


      11.2 Indemnity. Each Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender (including attorneys' fees and legal expenses) (collectively "Losses") as the result of any Borrower's failure to observe, perform or discharge Borrowers' duties hereunder or of any claim or claim of any creditor or shareholder of any Borrower against Lender. In addition, Borrowers shall defend Lender against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of any action, conduct, inaction or omission by any Borrower or any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this
Section 11.2 shall survive the payment in full of the Obligations and the termination of this Agreement. Notwithstanding anything to the contrary in this subsection 11.2, Borrowers shall not be liable to indemnify Lender for any Losses or claims incurred as result of Lender's gross negligence or wilful misconduct.


      11.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Lender. Borrowers may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrowers' rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrowers hereby consent to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon (but only to the extent of) any such assignments. In the case of a participation, Lender shall not be relieved of its obligations to make Revolving Credit Loans and Capital Expenditure Loans and shall retain the sole right and responsibility to enforce the obligations of Borrowers hereto. Any participation agreement with a Participating Lender may provide that Lender will not agree to any amendment of this Agreement if such amendment would reduce the principal of, or rate of interest on, the Loans, or postpone the date fixed for any scheduled payment of principal or interest without the consent of such Participating Lender. Borrowers agree that they will use their best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrowers further agree that Lender may disclose credit information regarding Borrowers to any potential participant or assignee, subject to the terms and provisions of
Section 11.14 below.



      11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


      11.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers and Lender permitted under Section 11.3 hereof.


      11.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.


      11.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

      11.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:


            If to Lender:      Fleet Capital Corporation
                               200 Glastonbury Boulevard
                               Glastonbury, CT 06033
                               Attention:  Northeast Loan Administration Manager
                               Facsimile No.:  860-657-7759


            With a copy to:    Blank Rome Comisky & McCauley LLP
                               One Logan Square
                               Philadelphia, PA 19103
                               Attention:  Harvey I. Forman, Esquire
                               Facsimile No.:  215-569-5522



            If to Borrowers:

                               c/o  IGI, Inc.
                               Wheat Road and Lincoln Avenue
                               Buena, NJ 08310
                               Attention: Chairman
                               Facsimile No. 609-697-2259



            With a copy to:

                                Hale and Dorr LLP
                                60 State Street
                                Boston, MA 02104
                                Attention: C. Hall Swaim, Esquire
                                           Paul P. Broutas, Esquire

                                Facsimile No. 617-526-5000



or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon Lender pursuant to subsections 2.1.1., 2.1.2, 3.1.1 or 4.2.2 hereof shall not be effective until received by Lender.


      11.9 Lender's Consent. Whenever Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or even (unless such agreement otherwise expressly provides), Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

      11.10 Credit Inquiries. Borrowers hereby authorize and permit Lender to respond to usual and customary credit inquiries from third parties concerning Borrowers. Lender shall endeavor to notify Borrowers of the inquiry as soon as possible after such inquiry has been made.


      11.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.


      11.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.



      11.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.


      11.14 Information and Confidentiality. Lender agrees to keep confidential any information furnished or made available to it by Borrowers pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent Lender from disclosing such information (a) to any Affiliate of Lender, or any officer, director, employee, attorney, agent, or advisor of Lender or any Affiliate of Lender, provided that any such Person shall agree to be bound by the same requirements to keep information confidential as are contained in this Section, (b) to any other Person if reasonably incidental to the administration of the credit facilities provided herein, provided that any such Person shall agree to be bound by the same requirements to keep information confidential as are contained in this Section, (c) as required by any law, rule, or regulation,
(d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to Lender or any of its Affiliates other than as a result of a disclosure by Lender or any of its Affiliates prohibited by this Agreement, (g) in connection with any litigation to which Lender or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (i) subject to provisions substantially similar to those contained in this Section 11.14 to any actual or proposed participant or assignee and (j) to Gold Sheets and other bank trade publications, such information to consist of deal terms and other information customarily found in such publications.


      11.15 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN PHILADELPHIA, PENNSYLVANIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PENNSYLVANIA; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF PENNSYLVANIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER OR LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE COURTS OF STATE OF PENNSYLVANIA OR, AT LENDER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY

CLAIMS OR DISPUTES BETWEEN ANY BORROWER(S) AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL RETURN RECEIPT REQUESTED ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.


      11.16 WAIVERS BY BORROWERS. EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL: (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD EXCEPT FOR LENDER'S WILFUL MISCONDUCT OR GROSS NEGLIGENCE; (III) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT, NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.


                 [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties to this Loan and Security Agreement, intending to be legally bound, have duly executed this Agreement on the day and year specified at the beginning of this Agreement.


                                       IGI, INC.


                                       By: /s/ Manfred Hanuschek
                                           ___________________________

                                       Name: Manfred Hanuschek
                                            _______________________

                                       Title: CFO
                                             ________________________



                                       IGEN, INC.


                                       By: /s/ Manfred Hanuschek
                                          __________________________

                                       Name: Manfred Hanuschek
                                            _______________________

                                       Title: CFO
                                             ________________________



                                       IMMUNOGENETICS, INC.


                                       By: /s/ Manfred Hanuschek
                                           __________________________

                                       Name: Manfred Hanuschek
                                            _______________________

                                       Title: CFO
                                             ________________________



                                       BLOOD CELLS, INC.


                                       By: /s/ Manfred Hanuschek
                                           __________________________

                                       Name: Manfred Hanuschek
                                            _______________________

                                       Title: CFO
                                             ________________________



                                       FLEET CAPITAL CORPORATION


                                       By: /s/ Walter Schuppe
                                           ___________________________

                                       Name: Walter Schuppe
                                            ________________________

                                       Title: CFO
                                             _________________________

                                   APPENDIX A


                               GENERAL DEFINITIONS


      When used in the Loan and Security Agreement dated as of October 29, 1999, by and between Fleet Capital Corporation and IGI, Inc., IGEN, Inc., ImmunoGenetics, Inc. and Blood Cells, Inc. the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):


            Account Debtor - any Person who is or may become obligated under or on account of an Account, Chattel Paper, Instrument, Document or General Intangible.


            Accounts - collectively, all Accounts, whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquired any interest.


            Adjusted LIBOR Rate - For any LIBOR Interest Period, as applied to either a Revolving Credit LIBOR Rate Loan or Term LIBOR Rate Loan the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:


            Adjusted Libor Rate =          Libor Rate
                                    ---------------------------
                                    (1.00 - Reserve Percentage)


      For purposes hereof, "Libor Rate" shall mean the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/16 of 1%) at which Bank is offered deposits of United States Dollars in the interbank eurodollar loan market on or about 2:00 P.M. New York time two (2) Business Days prior to the commencement of such LIBOR Interest Period on amounts substantially equal to the Revolving Credit LIBOR Rate Loan or Term LIBOR Rate Loan as to which Borrowers may elect the Adjusted LIBOR Rate to be applicable with a maturity of comparable duration to the LIBOR Interest Period selected by Borrowers for such Revolving Credit LIBOR Rate Loan or Term LIBOR Rate Loan.


            Adjusted Net Earnings From Operations - with respect to any fiscal period, means the net earnings (or pre-tax loss) as reflected on the financial statements of Borrowers supplied to Lender pursuant to subsection 8.1.3 of the Agreement, but excluding:


                     (i) any gain or loss arising from the sale of capital assets;

                    (ii)      any gain arising from any write-up of assets;

                   (iii) earnings of any Subsidiary of any of the Borrowers
            accrued prior to the date it became a Subsidiary;

                    (iv) earnings of any corporation, substantially all the
            assets of which have been acquired in any manner by any of the Borrowers, realized by such corporation prior to the date of such acquisition;

                     (v) net earnings of any business entity (other than a
            Subsidiary of any Borrower) in which any of the Borrowers has an ownership interest unless such net earnings shall have actually been received by any of the Borrowers in the form of cash distributions;

               (vi) any portion of the net earnings of any Subsidiary of any of the Borrowers which for any reason is unavailable for payment of dividends to any of the Borrowers;

               (vii) the earnings of any Person to which any assets of any of the Borrowers shall have been sold, transferred of disposed of, or into which any of the Borrowers shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

               (viii) any gain arising from the acquisition of any Securities of any of the Borrowers; and


               (ix) any gain arising from extraordinary or non-recurring items.


            Adjusted Tangible Net Worth - at any date means a sum equal to:


               (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the assets of a Person would be shown on a balance sheet at such date in accordance with GAAP, minus


               (ii) the amount at which such Person's liabilities (other than Subordinated Debt, capital stock and surplus), and including as liabilities all reserves for contingencies and other potential liabilities, all as would be shown on such balance sheet in accordance with GAAP; minus


               (iii) prepaid assets, deferred assets, deposits, prepaid expenses, miscellaneous current assets, and assets which would be considered intangible assets under GAAP.


          Affiliate - With respect to any Person, any other Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation,10% or more of the equity interest) of which is beneficially owned or held by such Person or a Subsidiary of such Person.


          Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A as each of the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.


            Aggregate Adjusted Availability - an amount equal to the Borrowing Base less the sum of (i) the amount of Revolving Credit Loans then outstanding and requested to be made as of the date of calculation thereof, plus (ii) all sums due and owing to trade creditors which remain outstanding beyond normal terms or any special terms granted in writing by Borrowers' trade creditors, plus (iii) any reserves against the Borrowing Base, plus (iv) as to any calculation on the Closing Date, transaction fees, costs and expenses.


            American Capital - American Capital Strategies, Ltd.

            Authorized Representative - as defined in Section 3.1.1.

            Availability - the amount of money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers) is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.


            Bank - Fleet National Bank, or such other bank as Lender may hereafter designate.


            Base Rate - the rate of interest announced or quoted by Bank from time to time as its base rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such base rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.


            Base Rate Loans - collectively, all Revolving Credit Base Rate Loans and Term Base Rate Loans.


            Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:


                  (i)   The Revolving Facility Limit; or


                  (ii)  the then applicable Formula Availability.



                  Borrowing Base Certificate - the certificate signed by the chief executive officer or chief financial officer of Borrowers showing the status of Borrowers' Accounts and Inventory, outstanding Revolving Credit Loans and other information in the form of Exhibit A to the Agreement.


            Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Connecticut or is a day on which banking institutions located in such state are closed.


            Capital Expenditures - cash expenditures made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including without limitation the total principal portion of Capitalized Lease Obligations excluding expenditures for the replacement of any assets leased under a Capitalized Lease Obligation in connection with a casualty or loss thereof.


            Capital Expenditure Loans - the Loans described in Subsection 1.3 of the Agreement.


            Capital Expenditure Loan Note - the secured promissory note to be executed by Borrowers on the Closing Date in favor of Lender to evidence Borrowers' obligation to pay the Capital Expenditure Loans which shall be in the form of Exhibit B to the Agreement.

            Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            Change of Control - (i) the management of any of the Borrowers shall cease to be reasonably satisfactory to Lender; (ii) any Person (other than Borrowers or their Subsidiaries), together with members of any such individual Person's immediate family and any trusts for the benefit of such Person, or for the benefit of any such Person's immediate family and any corporation controlled by such Person, or by the immediately family of any such individual Person owns, legally or beneficially, more than 50% of the Voting Stock of IGI; (iii) any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any capital stock or any rights therein of IGI by any holder(s) representing in the aggregate more than 50% of the issued and outstanding capital stock; or (iv) IGI shall cease to own 100% of the capital stock of any of IGEN, ImmunoGenetics or Blood Cells.

            Closing Date - the date on which all of the conditions precedent in
      Section 9 of the Agreement are satisfied and the initial Loan is made or issued under the Agreement.

            Code - the Uniform Commercial Code as adopted and in force in the Commonwealth of Pennsylvania and as from time to time in effect.

            Collateral - all of the Property and interests in Property of the Borrowers described in Section 5 of the Agreement, and all other Property of the Borrowers and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

            Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

            Consolidated Group - IGI and its consolidated Subsidiaries, including each Borrower.

            Credit Facility - the Revolving Credit Facility, the Term Loan and all Capital Expenditure Loans.

            Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

            Current Liabilities - at any date means the amount at which all of the current liabilities of a Person would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP (including the Revolving Credit Loans and the current maturities of any long-term Indebtedness).

            Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

            Default Rate - as defined in subsection 2.1.3 of the Agreement.

            Distribution - in respect of any Person means and includes: (i) the payment of any dividends (whether in cash or property) or other distributions on capital stock or other ownership interest (including partnership interests) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

            Dominion Account - a special account of Lender established by Borrowers pursuant to the Agreement at a bank selected by Borrowers, but acceptable to Lender in its discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

            EBITDA - Adjusted Net Earnings From Operations plus the sum of depreciation, amortization and interest expenses and taxes during the period for which Adjusted Net Earnings From Operations was calculated and plus or minus any change in Borrowers' LIFO reserve from the immediately preceding period of measurement, determined for the Borrowers for the applicable measurement period.

            Eligible Account - as to each Borrower, an Account arising in the ordinary course of such Borrower's business from the sale of goods or rendition of services and which Lender, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                        (i) it arises out of a sale made by a Borrower to
            another Borrower, or to a Subsidiary or an such Affiliate of Borrower, or to a Person controlled by such Borrower or an Affiliate of such Borrower; or

                        (ii) it is unpaid more than 90 days after the original
            invoice date (or in the case of international sales is unpaid more than 150 days from invoice date) or in any event is more than 60 days from date due; or

                        (iii) 50% or more of the Accounts from the Account
            Debtor are not deemed Eligible Accounts hereunder; or

                        (iv) the total unpaid Accounts of the Account Debtor
            exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or

                        (v) any covenant, representation or warranty contained
            in the agreement with respect to such Account has been materially breached; or

                        (vi) the Account Debtor is also the Borrower's creditor
            or supplier, or the Account Debtor has disputed liability with respect to such Account or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

                        (vii) the Account Debtor has commenced a voluntary case
            under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                        (viii) it arises from a sale to an Account Debtor
            outside the United States, unless the sale is on irrevocable letter of credit, guaranty or acceptance terms, or covered by credit insurance in each case acceptable to Lender in its sole discretion; or

                        (ix) it arises from a sale to the Account Debtor on a
            bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis or otherwise does not represent a final sale; or

                        (x) the Account Debtor is the United States of America
            or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended); or

                        (xi) the Account is not at all times subject to Lender's
            duly perfected, first priority security interest and/or is subject to any other Lien other than a Permitted Lien; or

                        (xii) the goods giving rise to such Account have not
            been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                        (xiii) the Account is evidenced by Chattel Paper or an
            Instrument of any kind unless the same has been delivered to Lender, or has been reduced to judgment; or

                        (xiv) the Borrower has made any agreement with the
            Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                        (xv) the Borrower has made an agreement with the Account
            Debtor to extend the time of payment thereof;

                        (xvi) the Account does not represent a claim for royalty
            or license obligations; or

                        (xvii) any Account where the Account Debtor is Watera,
            Inc., unless Lender in its sole discretion, shall determine otherwise.

      Notwithstanding any of the foregoing, Accounts where the Account Debtor is Estee Lauder, Inc. or any of its Affiliates or Genesis Pharmaceutical, Inc. (or its predecessor C&M Pharmacal) shall only be considered Eligible Accounts to the extent that the aggregate amount of outstanding Accounts does not exceed $650,000, in the case of Estee Lauder, Inc. and its Affiliates (taken as a whole), and $350,000 in the case of Genesis Pharmaceutical, Inc. Any Accounts from either of these two Account Debtors in excess of these limitations shall be considered ineligible.

However, if at any time the Borrowers shall provide to Lender a written agreement from either Estee Lauder, Inc. (and its Affiliates) or Genesis Pharmaceutical, Inc., which agreement shall in form and substance be acceptable to Lender, whereby either of these Account Debtors shall agree to waive any rights of offset, defense, deduction or counterclaim with respect to its Accounts (except as such rights may relate to the quality or quantity of goods or services provided under the invoice in question), the foregoing restriction on the eligibility of such Account Debtor shall not apply.

            Eligible Inventory - as to each Borrower, such raw materials, finished WIP, or finished goods Inventory of each such Borrower which Lender, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

                        (i) it is not in good, new and saleable condition; or

                        (ii) it is slow-moving, obsolete or unmerchantable; or

                        (iii) it does not meet all standards imposed by any
            governmental agency or authority for Inventory of its type; or

                        (iv) it does not conform in all respects to the
            warranties and representations set forth in the Agreement; or

                        (v) it is not at all times subject to Lender's duly
            perfected, first priority security interest and/or is subject to any other Lien except a Permitted Lien; or

                        (vi) it is not situated at a location in the United
            States which is in compliance with the Agreement; or

                        (vii) it is not situated at a location owned by any of
            the Borrowers or a location for which Lender has received a landlord's waiver acceptable to Lender; or

                        (viii) it is consigned inventory, demonstration
            inventory, or repossessed or returned inventory.

            Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to environmental matters.

            Equipment - collectively, all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrowers' operations or owned by any Borrower or in which any Borrower has an interest, whether now owned or hereafter acquired by any Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

            ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

            Excess Cash Flow - for any period means Borrowers' (i) Adjusted Net Earnings From Operations plus (ii) depreciation and amortization expenses less (iii) Capital

      Expenditures (which are not financed), less (iv) payments of long term Indebtedness (including without limitation the Term Loan) and Capitalized Lease Obligations.

            Event of Default - as defined in Section 10.1 of the Agreement.

            Fixed Charges - for any period, without duplication, (i) interest expense for such period, plus (ii) scheduled payments of principal of all Indebtedness of Borrowers during such period (including, without limitation, that portion of any Capitalized Lease Obligations attributable to principal amortization in accordance with GAAP) plus (iii) tax payments.

            Fixed Charge Coverage Ratio - the ratio obtained by dividing the sum
      (i) of EBITDA minus non-financed Capital Expenditures minus other non-cash income plus non-cash expenses plus Hager compensation deferral accrued during such period by (ii) Fixed Charges plus any payment of the deferred compensation made during such period to Hager as determined on a consolidated basis for Borrowers for the applicable measurement period.

            Formula Availability - as at any date of determination thereof, as to the Borrowers, an amount equal to the sum of:

            (i) the sum of 85% of the net amount of Eligible Accounts of each Borrower outstanding at such date;

                                      PLUS

            (ii) the lesser of (a) $4,000,000 and (b) the sum of 60% of the value of Eligible Inventory of each Borrower at such date, in each case calculated on the basis of the lower of cost or market on a first-in, first-out basis;

                                      MINUS

            (iii) such reserves as Lender may establish from time to time under
                  Section 1.1.1.

            For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Lender's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

            GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

            Glaxo Debt - the Indebtedness of the Borrowers to Glaxo Wellcome Inc. in the amounts of $200,000.00 and $608,000.00 under the terms of two promissory notes, dated December 10, 1998 and December 18, 1998 respectively.

            General Intangibles - collectively, all personal property of Borrowers (including things in action) other than goods, Accounts, Chattel Paper, Documents, Instruments and money, whether now owned or hereafter created or acquired by Borrowers, including without limitation all trademarks, patents, copyrights, applications therefor, customer lists, goodwill, computer software and data, tax and other refunds, rights and claims under insurance policies (including without limitation credit insurance), letters of credit, licenses, royalties, franchises, contract rights, deposits, books and records, and choses in action, and all new drug approvals or any other such product approvals issued at any time by the Food and Drug Administration and all manufacturer's registrations with the Food and Drug Administration, and all equivalent approvals and registrations with any governmental authorities of any state or any foreign countries, including any foreign product registrations.

            Georgia Real Estate - the leasehold interest of Borrowers in the premises located at 1146 Airport Parkway, Gainesville, GA, and the improvements located thereon.

            Governmental Authority - shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality, subdivision or regulatory body.

            Indebtedness - as applied to a Person means, without duplication.

                        (i) all items which in accordance with GAAP would be
            included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

                        (ii) all monetary obligations of other Persons which
            such Person has guaranteed,

                        (iii) all reimbursement obligations in connection with
            letters of credit or letter of credit guaranties issued for the account of such Person, and

                        (iv) in the case of Borrowers (without duplication), the
            Obligations.

            Inventory - collectively, all inventory of Borrowers, whether now owned or hereafter acquired including, without limitation, any and all inventory manufactured by Borrowers under any license agreements, all goods intended for sale or lease by any Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrowers' business; and all Documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by any Borrower.

            LIBOR Interest Period - a period of one, two, three or six months duration during which the Revolving Credit LIBOR Rate or Term LIBOR Rate, as the case may be, is applicable.

            LIBOR Rate Loans - collectively, all Revolving Credit LIBOR Rate Loans and Term LIBOR Rate Loans.

            Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract and including, without limitation, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the

      Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            Loan Account - the loan account established on the books of Lender pursuant to Section 3.6 of the Agreement.

            Loan Documents - the Agreement, the Other Agreements and the Security Documents as each of the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.

            Loans - all loans and advances of any kind made at any time by Lender pursuant to the Agreement.

            London Business Day - any Business Day on which banks in London, England are open for business.

            Material Adverse Effect - A material adverse effect on the business, Property, financial condition, operations or business prospects of Borrowers or on the ability of Borrowers to pay and perform its obligations under this Agreement or the other Loan Documents.

            Minimum Loan - means $5,000,000.

            Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to any Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property;
      (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iv) hereof, if owed directly by any Borrower.

            Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

            Net Cash Flow - for any period, Borrowers' (a) Adjusted Net Earnings from Operations for such period plus (b) depreciation and amortization expenses for such period plus (c) deferred taxes for such period, less (d) non-financed Capital Expenditures, less (e) scheduled principal payments on account of current maturities of long-term Indebtedness and (f) less scheduled principal payments on Capitalized Lease Obligations, all as determined in accordance with GAAP.

            Notes - collectively, the Revolving Credit Note, the Term Loan Note and the Capital Expenditure Loan Note.

            Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrowers to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes without limitation, all interest, charges, fees, expenses, attorneys' fees, and any other sums chargeable to Borrowers under any of the Loan Documents.

            Original Term - as defined in Section 4.1 of the Agreement.

            Other Agreements - any and all agreements and instruments (other than the Agreement and the Security Documents) heretofore, now or hereafter executed by Borrowers, any guarantor, or any other third party and delivered to Lender in respect of the transactions contemplated by the Agreement, as each of the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.

            Overadvance - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans exceeds the Borrowing Base.

            Participating Lender - each Person who shall be granted the right by Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

            Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

            Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrowers incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers at the time outstanding, does not exceed $250,000.00. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

            Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

            Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower that is covered by Title IV of ERISA.

            Projections - Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) analysis of borrowing availability, all prepared on a consistent basis with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

            Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purchase price thereof, and
      (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

            Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

            Real Property - Borrowers' premises (including buildings and improvements) in New Jersey and Georgia.

            Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

            Rentals - as defined in subsection 8.2.11 of the Agreement.

            Renewal Terms - as defined in Section 4.1 of the Agreement.

            Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

            Reserve Percentage - for Bank on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Lender is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject) for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a Revolving Credit LIBOR Rate Loan or Term LIBOR Rate Loan subject to an Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

            Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                        (i) Property to be used in the ordinary course of
            business;

                        (ii) Current Assets arising from the sale of goods and
            services in the ordinary course of business of Borrowers;

                        (iii) investments in direct obligations of the United
            States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                        (iv) investments in certificates of deposit maturing
            within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000;

                        (v) investments in commercial paper given the highest
            rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof; and

                        (vi) mutual funds that invest in any of the foregoing.

            Revolving Credit Base Rate - a per annum rate equal to the sum of the Base Rate plus 100 basis points.

            Revolving Credit Base Rate Loan - that portion of the Revolving Credit Loans that bears interest at the Revolving Credit Base Rate.

            Revolving Credit Facility - that portion of the credit facilities established by Lender for Borrowers' benefit under which Revolving Credit Loans are being made.

            Revolving Credit LIBOR Rate - a per annum rate equal to the sum of the Adjusted LIBOR Rate plus 325 basis points.

            Revolving Credit LIBOR Rate Loan - that portion of the Revolving Credit Loans on which interest accrues at the Revolving Credit LIBOR Rate.

            Revolving Credit Loan - a Loan made by Lender as provided in Section
      1.1 of the Agreement.

            Revolving Credit Maturity Date - the last day of the Original Term or, if any Renewal Term is in effect, then the last day of such Renewal Term.

            Revolving Credit Note - the secured promissory note to be executed by Borrowers on the Closing Date in favor of Lender to evidence Borrowers' obligation to repay the Revolving Credit Loans, which shall be in the form of Exhibit C to the Agreement.

            Revolving Facility Limit - $12,000,000.

            Schedule of Accounts - as defined in subsection 6.2.1 of the Agreement.

            Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

            Security Documents - all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations, as each of the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.

            Solvent - as to any Person, such Person (i) is able to pay all of its Indebtedness as such Indebtedness matures and (ii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. When applied to any Person other than Borrowers, solvent shall additionally mean that such Person owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts).

            Subordinated Debt - the Indebtedness of Borrowers owed to American Capital under the Subordinated Debt Agreements.

            Subordinated Debt Agreements - that certain Note and Equity Purchase Agreement between Borrowers and American Capital dated as of the date hereof, together with all documents contemplated thereby and connected therewith.

            Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

            Term Base Rate - a per annum rate equal to the sum of the Base Rate plus 150 basis points.

            Term Base Rate Loan - that portion of the Term Loan or Capital Expenditure Loans which bear interest at the Term Base Rate.

            Term LIBOR Rate - a per annum rate equal to the sum of the Adjusted LIBOR Rate plus 375 basis points.

            Term LIBOR Rate Loan - that portion of the Term Loan or Capital Expenditure Loans on which interest accrues at the Term LIBOR Rate.

            Term Loan - collectively, the Term Loan A and the Term Loan B.

            Term Loan A - the Loan described in Subsection 1.2.1 of the
      Agreement.

            Term Loan B - the Loan described in Subsection 1.2.2 of the
      Agreement.

            Term Loan Note - collectively, the Term Loan A Note and the Term Loan B Note.

            Term Loan A Note - the secured promissory note to be executed by Borrowers on or about the Closing Date in favor of Lender to evidence Borrowers' obligation to pay the Term Loan A, which shall be in the form of Exhibit D-1 to the Agreement.

            Term Loan B Note - The secured promissory note to be executed by Borrowers on or about the Closing Date in favor of Lender to evidence Borrowers' obligation to pay the Term Loan B, which shall be in the form of Exhibit D-2 to the Agreement.

            Termination Date - the last day of the Original Term or if extended, the last day of any then existing Renewal Term.

            Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

            Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

            Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of schedules and exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A              Borrowing Base Certificate
Exhibit B              Capital Expenditure Loan Note
Exhibit C              Revolving Credit Note
Exhibit D-1            Term Loan A Note
Exhibit D-2            Term Loan B Note
Exhibit E              Compliance Certificate
Schedule 6.11          Borrowers' Business Locations
Schedule 7.1.1         Jurisdictions in which Borrowers is Authorized to do Business
Schedule 7.1.4         Capital Structure of Borrowers
Schedule 7.1.5         Corporate Names
Schedule 7.1.13        Existing Sureties
Schedule 7.1.14        Tax Identification Numbers of Subsidiaries
Schedule 7.1.16        Patents, Trademarks, Copyrights and Licenses
Schedule 7.1.18        Compliance with Laws
Schedule 7.1.19        Contracts Restricting Borrowers' Right to Incur Debts
Schedule 7.1.20        Litigation
Schedule 7.1.22(a)     Capitalized Leases
Schedule 7.1.22(b)     Operating Leases
Schedule 7.1.23        Pension Plans
Schedule 7.1.25        Labor Contracts
Schedule 8.2.4         Affiliate Transactions
Schedule 8.2.5         Permitted Liens
Schedule 8.3           Financial Covenants